                                                                     EXHIBIT 4.6





                              GUARANTEE AGREEMENT


                            SUIZA FOODS CORPORATION



                                      and



                            WILMINGTON TRUST COMPANY


                           Dated as of March 24, 1998



                                With Respect to


                 5 1/2% TRUST CONVERTIBLE PREFERRED SECURITIES

                (Liquidation Amount $50 per Preferred Security)

                             CROSS REFERENCE TABLE*


SECTION OF TRUST                                                                                                SECTION OF
INDENTURE ACT OF                                                                                                GUARANTEE
1939, AS AMENDED                                                                                                AGREEMENT
310(a)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.1(a)
310(b)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.1(c), 2.8
310(c)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Inapplicable
311(a)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.2(b)
311(b)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.2(b)
311(c)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Inapplicable
312(a)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.2(a)
312(b)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.2(b)
313 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.3
314(a)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.4
314(b)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Inapplicable
314(c)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.5
314(d)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Inapplicable
314(e)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.1, 2.5, 3.2
314(f)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.2
315(a)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.1(d)
315(b)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.7
315(c)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1
315(d)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.1(d)
316(a)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.1, 2.6, 5.4
316(b)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5.3
317(a)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Inapplicable
317(b)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Inapplicable
318(a)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1(b)
318(b)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.1
318(c)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1(a)

--------------------------------------------------------------------------------
*This Cross-Reference Table does not constitute part of the Guarantee Agreement and shall not affect the interpretation of any of its terms or provisions.

                               TABLE OF CONTENTS

ARTICLE 1        DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          2
         SECTION 1.1 Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          2

ARTICLE 2        TRUST INDENTURE ACT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          4
         SECTION 2.1 Trust Indenture Act; Application . . . . . . . . . . . . . . . . . . . . . . .          4
         SECTION 2.2 List of Holders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          4
         SECTION 2.3 Reports by the Guarantee Trustee . . . . . . . . . . . . . . . . . . . . . . .          5
         SECTION 2.4 Periodic Reports to Guarantee Trustee  . . . . . . . . . . . . . . . . . . . .          5
         SECTION 2.5 Evidence of Compliance with Conditions Precedent . . . . . . . . . . . . . . .          5
         SECTION 2.6 Events of Default; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . .          5
         SECTION 2.7 Event of Default; Notice . . . . . . . . . . . . . . . . . . . . . . . . . . .          5
         SECTION 2.8 Conflicting Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          6

ARTICLE 3        POWERS, DUTIES AND RIGHTS OF THE GUARANTEE TRUSTEE . . . . . . . . . . . . . . . .          6
         SECTION 3.1 Powers and Duties of the Guarantee Trustee . . . . . . . . . . . . . . . . . .          6
         SECTION 3.2 Certain Rights of Guarantee Trustee  . . . . . . . . . . . . . . . . . . . . .          8
         SECTION 3.3 Not Responsible for Recitals or Issuance of Guarantee Agreement  . . . . . . .          9

ARTICLE 4        GUARANTEE TRUSTEE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          10
         SECTION 4.1 Guarantee Trustee; Eligibility . . . . . . . . . . . . . . . . . . . . . . . .          10
         SECTION 4.2 Appointment, Removal and Resignation of the Guarantee Trustee  . . . . . . . .          10

ARTICLE 5        GUARANTEE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          11
         SECTION 5.1 Guarantee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          11
         SECTION 5.2 Waiver of Notice and Demand  . . . . . . . . . . . . . . . . . . . . . . . . .          11
         SECTION 5.3 Obligations Not Affected . . . . . . . . . . . . . . . . . . . . . . . . . . .          11
         SECTION 5.4 Rights of Holders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          12
         SECTION 5.5 Guarantee of Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          12
         SECTION 5.6 Subrogation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          13

ARTICLE 6        COVENANTS AND SUBORDINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . .          13
         SECTION 6.1 Subordination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          13
         SECTION 6.2 Certain Covenants of the Guarantor . . . . . . . . . . . . . . . . . . . . . .          15

ARTICLE 7        TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          16
         SECTION 7.1 Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          16

ARTICLE 8        MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          16
         SECTION 8.1 Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . .          16
         SECTION 8.2 Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          16
         SECTION 8.3 Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          17
         SECTION 8.4 Benefit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          18
         SECTION 8.5 Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          18

         SECTION 8.6 Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          18

ARTICLE 9        INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          18
         SECTION 9.1 Exculpation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          18
         SECTION 9.2 Compensation and Indemnification . . . . . . . . . . . . . . . . . . . . . . .          19

                                   GUARANTEE

         This GUARANTEE AGREEMENT, dated as of March 24, 1998, is executed and delivered by Suiza Foods Corporation, a Delaware corporation (the "Guarantor"), and Wilmington Trust Company, a Delaware banking corporation, as trustee (the "Guarantee Trustee"), for the benefit of the Holders (as defined herein) from time to time of the Preferred Securities (as defined herein) of Suiza Capital Trust II, a Delaware statutory business trust (the "Trust").

         WHEREAS, pursuant to an Amended and Restated Declaration of Trust (the "Declaration of Trust"), dated as of March 24, 1998, among the Trustees named therein, the Guarantor, as Depositor, and the Holders from time to time of undivided beneficial interests in the assets of the Trust, the Trust is issuing 12,000,000 of its 5 1/2% Trust Convertible Preferred Securities (liquidation preference $50 per preferred security) (the "Preferred Securities") representing preferred undivided beneficial interests in the assets of the Trust and having the terms set forth in the Declaration of Trust;

         WHEREAS, the Preferred Securities will be issued by the Trust and the proceeds thereof, together with the proceeds from the issuance of the Trust's Common Securities (as defined below), will be used to purchase the Debentures (as defined in the Declaration of Trust) of the Guarantor which will be deposited with Wilmington Trust Company, as Property Trustee under the Declaration of Trust, as trust assets;

         WHEREAS, as incentive for the Holders to purchase Preferred Securities, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth herein, to pay to the Holders of the Preferred Securities the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein; and

         WHEREAS, the Guarantor is also executing and delivering a guarantee agreement (the "Common Securities Guarantee") in substantially identical terms to this Guarantee Agreement for the benefit of the holders of the Common Securities (as defined herein), except that if an event of default (as defined in the Indenture (as defined herein)), has occurred and is continuing, the rights of holders of the Common Securities to receive Guarantee Payments (as defined in the Common Securities Guarantee) under the Common Securities Guarantee shall be subordinated to the rights of Holders of Preferred Securities to receive Guarantee Payments (as defined herein) under this Guarantee Agreement.

         NOW, THEREFORE, in consideration of the purchase by each Holder of Preferred Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders from time to time of the Preferred Securities.

                                   ARTICLE 1
                                  DEFINITIONS

         SECTION 1.1 Definitions. As used in this Guarantee Agreement, the terms set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized or otherwise defined terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Declaration of Trust as in effect on the date hereof.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; provided, however, that an Affiliate of the Guarantor shall not be deemed to include the Trust. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms "controlling" and "controlled" have meanings correlative to "control."

         "Common Securities" means the securities representing common beneficial interests in the assets of the Trust.

         "Common Stock" means common stock, par value $0.01 per share, of the Guarantor or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Guarantor and which are not subject to redemption by the Guarantor.

         "Corporate Trust Office" shall mean the office of the Guarantee Trustee at which the corporate trust business of the Guarantee Trustee shall, at any particular time, be principally administered, which office at the date of execution of this Guarantee Agreement is located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001.

         "Event of Default" means a default by the Guarantor on any of its payment or other obligations under this Guarantee Agreement; provided, however, that, except with respect to a default in payment of any Guarantee Payments, the Guarantor shall have received written notice of default and shall not have cured such default within 60 days after receipt of such notice.

         "Guarantee Payments" means the following payments or distributions, without duplication, with respect to the Preferred Securities, to the extent not paid or made by or on behalf of the Trust: (a) any accumulated and unpaid Distributions required to be paid on the Preferred Securities, if and to the extent that the Trust has funds on hand available therefor at such time; (b) the redemption price of any Preferred Securities called for redemption if and to the extent that the Trust has funds on hand available therefor at such time; and (c) upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (unless the Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the Liquidation Distribution, to the extent that the Trust has funds on hand available therefor at such time, and (b) the amount of assets of the Trust remaining available for distribution to holders of Preferred Securities.

         "Guarantee Trustee" means Wilmington Trust Company, until a Successor Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Guarantee Agreement and thereafter means each such Successor Guarantee Trustee.

         "Holder" means any holder, as registered on the books and records of the Trust, of any Preferred Securities; provided, however, that in determining whether the holders of the requisite percentage of Preferred Securities have given any request, notice, consent or waiver hereunder, "Holder" shall not include the Guarantor, the Guarantee Trustee or any Affiliate of the Guarantor or the Guarantee Trustee.

         "Indemnified Person" shall mean the Guarantee Trustee (including in its individual capacity), any Affiliate of the Guarantee Trustee, or any officers, directors, shareholders, members, partners, employees, representatives, nominees, custodians or agents of the Guarantee Trustee.

         "Indenture" means the Indenture, dated as of March 24, 1998, as supplemented and amended between the Guarantor and Wilmington Trust Company, as Indenture Trustee.

         "List of Holders" has the meaning specified in Section 2.2 (a).

         "Majority in Liquidation Preference of the Securities" means, except as provided by the Trust Indenture Act, a vote by the Holder(s), voting separately as a class, of more than 50% of the aggregate liquidation preference of all the outstanding Preferred Securities issued by the Trust.

         "Officers' Certificate" means a certificate signed by the Chairman of the Board of Directors, the President, the Chief Executive Officer, the Chief Operating Officer, any Vice President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Guarantor, and delivered to the Guarantee Trustee. Any Officers' Certificate delivered with respect to compliance with a condition or covenant provided for in this Guarantee Agreement shall include:

                 (a) a statement that each officer signing the Officers' Certificate has read the covenant or condition and the definitions relating thereto;

                 (b) a brief statement of the nature and scope of the examination or investigation undertaken by each officer in rendering the Officers' Certificate;

                 (c) a statement that each such officer has made such examination or investigation as, in such officer's opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

                 (d) a statement as to whether, in the opinion of each such officer, such condition or covenant has been complied with.

         "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof, or other entity.

         "Responsible Officer" shall mean, with respect to the Guarantee Trustee, any officer within the Corporate Trust Office of the Guarantee Trustee with direct responsibility for the administration of this Guarantee Agreement and also means, with respect to a particular corporate trust matter, any other officer of the Guarantee Trustee to whom such matter is referred because of that officer's knowledge of and familiarity with the particular subject.

         "Successor Guarantee Trustee" means a successor Guarantee Trustee possessing the qualifications to act as Guarantee Trustee under Section 4.1.

         "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

                                   ARTICLE 2
                              TRUST INDENTURE ACT

         SECTION 2.1  Trust Indenture Act; Application.

         (a) This Guarantee Agreement is subject to the provisions of the Trust Indenture Act that are required to be part of this Guarantee Agreement and shall, to the extent applicable, be governed by such provisions.

         (b) If and to the extent that any provision of this Guarantee Agreement limits, qualifies or conflicts with the duties imposed by Sections 310 to 317, inclusive, of the Trust Indenture Act, such imposed duties shall control.

         SECTION 2.2  List of Holders.

         (a) The Guarantor shall furnish or cause to be furnished to the Guarantee Trustee (unless the Guarantee Trustee is acting as Securities Registrar with respect to the Debentures under the Indenture) (i) semi-annually, on or before January 15 and July 15 of each year, a list, in such form as the Guarantee Trustee may reasonably require, of the names and addresses of the Holders ("List of Holders") as of a date not more than 15 days prior to the delivery thereof, and (ii) at such other times as the Guarantee Trustee may request in writing, within 30 days after the receipt by the Guarantor of any such written request, a List of Holders as of a date not more than 15 days prior to the time such list is furnished, in each case to the extent such information is in the possession or control of the Guarantor and is not identical to a previously supplied list of Holders or has not otherwise been received by the Guarantee Trustee. Notwithstanding the foregoing, the Guarantor shall not be obligated to provide such List of Holders at any time the Preferred Securities are represented by one or more Global Certificates (as defined in the Indenture). The

Guarantee Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders.

         (b)     The Guarantee Trustee shall comply with its obligations under
Section 311(a), Section 311(b) and Section 312(b) of the Trust Indenture Act.

         SECTION 2.3 Reports by the Guarantee Trustee. Within 60 days after December 31 in each calendar year, commencing with December 31, 1997, the Guarantee Trustee shall provide to the Holders such reports as are required by
Section 313 of the Trust Indenture Act, if any, in the form and in the manner provided by Section 313 of the Trust Indenture Act. The Guarantee Trustee shall also comply with the requirements of Section 313(d) of the Trust Indenture Act.

         SECTION 2.4 Periodic Reports to Guarantee Trustee. The Guarantor shall provide to the Guarantee Trustee, the Securities and Exchange Commission and the Holders such documents, reports and information, if any, as required by
Section 314 of the Trust Indenture Act and the compliance certificate required by Section 314 of the Trust Indenture Act in the form, in the manner and at the times required by Section 314 of the Trust Indenture Act; and such compliance certificate of the Guarantor shall be delivered on or before 120 days after the end of each calendar year. Delivery of such reports, information and documents to the Guarantee Trustee is for informational purposes only and the Guarantee Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Guarantor's compliance with any of its covenants hereunder (as to which the Guarantee Trustee is entitled to rely exclusively on Officers' Certificates).

         SECTION 2.5 Evidence of Compliance with Conditions Precedent. The Guarantor shall provide to the Guarantee Trustee such evidence of compliance with such conditions precedent, if any, provided for in this Guarantee Agreement that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) may be given in the form of an Officers' Certificate.

         SECTION 2.6 Events of Default; Waiver. The Holders of a Majority in Liquidation Preference of the Securities may, by vote, on behalf of the Holders of all Preferred Securities, waive any past Event of Default and its consequences. Upon such waiver, any such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Guarantee Agreement, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent therefrom.

         SECTION 2.7  Event of Default; Notice.

         (a) The Guarantee Trustee shall, within 90 days after a Responsible Officer of the Guarantee Trustee obtains actual knowledge of the occurrence of an Event of Default, transmit by mail, first class postage prepaid, to the Holders, notices of all such Events of Default actually known to a Responsible Officer of the Guarantee Trustee, unless such defaults have been cured before the giving of such notice, provided, that, except in the case of a default in the payment of a

Guarantee Payment, the Guarantee Trustee shall be fully protected in withholding such notice if and so long as a Responsible Officer of the Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

         (b) The Guarantee Trustee shall not be deemed to have actual knowledge of any Event of Default unless the Guarantee Trustee shall have received written notice, or a Responsible Officer charged with the administration of the Declaration of Trust shall have obtained actual knowledge, of such Event of Default.

         SECTION 2.8 Conflicting Interests. The Declaration of Trust and the Indenture shall be deemed to be specifically described in this Guarantee Agreement for the purposes of clause (i) of the first proviso contained in
Section 310(b) of the Trust Indenture Act.

                                   ARTICLE 3
               POWERS, DUTIES AND RIGHTS OF THE GUARANTEE TRUSTEE

         SECTION 3.1  Powers and Duties of the Guarantee Trustee.

         (a) This Guarantee Agreement shall be held by the Guarantee Trustee for the benefit of the Holders, and the Guarantee Trustee shall not transfer this Guarantee Agreement to any Person except a Holder exercising his or her rights pursuant to Section 5.4(iv) or to a Successor Guarantee Trustee on acceptance by such Successor Guarantee Trustee of its appointment to act as Successor Guarantee Trustee. The right, title and interest of the Guarantee Trustee shall automatically vest in any Successor Guarantee Trustee, upon acceptance by such Successor Guarantee Trustee of its appointment hereunder, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Guarantee Trustee.

         (b) If an Event of Default actually known to a Responsible Officer of the Guarantee Trustee has occurred and is continuing, the Guarantee Trustee shall enforce this Guarantee Agreement for the benefit of the Holders.

         (c) The Guarantee Trustee, before the occurrence of any Event of Default and after the curing of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Guarantee Agreement, and no implied covenants shall be read into this Guarantee Agreement against the Guarantee Trustee. In case an Event of Default has occurred (that has not been cured or waived pursuant to Section 2.6) and is actually known to the Responsible Officer of the Guarantee Trustee, the Guarantee Trustee shall exercise such of the rights and powers vested in it by this Guarantee Agreement, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

         (d) No provision of this Guarantee Agreement shall be construed to relieve the Guarantee Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

                 (i) prior to the occurrence of any Event of Default and after the curing or waiving of all such Events of Default that may have occurred;

                          (A) the duties and obligations of the Guarantee Trustee shall be determined solely by the express provisions of this Guarantee Agreement, and the Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Guarantee Agreement, and no implied covenants or obligations shall be read into this Guarantee Agreement against the Guarantee Trustee; and

                          (B) in the absence of bad faith on the part of the Guarantee Trustee, the Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Guarantee Trustee and conforming to the requirements of this Guarantee Agreement; but in the case of any such certificates or opinions that by any provision hereof or of the Trust Indenture Act are specifically required to be furnished to the Guarantee Trustee, the Guarantee Trustee shall be under a duty to examine the same to determine whether or not on their face they conform to the requirements of this Guarantee Agreement;

                 (ii) the Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Guarantee Trustee, unless it shall be proved that the Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;

                 (iii) the Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a Majority in Liquidation Preference of the Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee, or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; and

                 (iv) no provision of this Guarantee Agreement shall require the Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of this Guarantee Agreement or indemnity satisfactory to it against such risk or liability is not reasonably assured to it.

         SECTION 3.2  Certain Rights of Guarantee Trustee.

         (a)     Subject to the provisions of Section 3.1:

                 (i) The Guarantee Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, proxy, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

                 (ii) Any direction or act of the Guarantor contemplated by this Guarantee Agreement shall be sufficiently evidenced by an Officers' Certificate unless otherwise prescribed herein.

                 (iii) Whenever, in the administration of this Guarantee Agreement, the Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting to take any action hereunder, the Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and conclusively rely upon an Officers' Certificate which, upon receipt of such request from the Guarantee Trustee, shall be promptly delivered by the Guarantor.

                 (iv) The Guarantee Trustee may consult with legal counsel of its selection, and the advice or opinion of such legal counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with such advice or opinion. Such legal counsel may be legal counsel to the Guarantor or any of its Affiliates and may include any of its employees. The Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Guarantee Agreement from any court of competent jurisdiction.

                 (v) The Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Guarantee Agreement at the request or direction of any Holder, unless such Holder shall have provided to the Guarantee Trustee and its officers, directors and agents such security and indemnity, reasonably satisfactory to the Guarantee Trustee, against the costs, expenses (including attorneys' fees and expenses and the expenses of the Guarantee Trustee's agents, nominees and custodians) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Guarantee Trustee; provided that, nothing contained in this
         Section 3.2(a)(v) shall be taken to relieve the Guarantee Trustee, upon the occurrence of an Event of Default, of its obligation to exercise the rights and powers vested in it by this Guarantee Agreement.

                 (vi) The Guarantee Trustee shall have no obligation to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

                 (vii) The Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through its agents, custodians, nominees or attorneys or any Affiliate, and the Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any such person appointed with due care by it hereunder.

                 (viii) Whenever in the administration of this Guarantee Agreement the Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Guarantee Trustee (A) may request written instructions from the Holders of a Majority in Liquidation Preference of the Securities, (B) may refrain from enforcing such remedy or right or taking such other action until such instructions are received, and (C) shall be fully protected in relying on and acting in accordance with such instructions.

                 (ix) the Guarantee Trustee shall have no duty to see to any recording, filing or registration of any instrument or other document (or any rerecording, refiling or registration thereof).

                 (x) any action taken by the Guarantee Trustee or its agents hereunder shall bind the Holders of the Preferred Securities, and the signature of the Guarantee Trustee or its agents alone shall be sufficient and effective to perform any such action; and no third party shall be required to inquire as to the authority of the Guarantee Trustee to so act or as to its compliance with any of the terms and provisions of this Guarantee Agreement, both of which shall be conclusively evidenced by the Guarantee Trustee's or its agent's taking such action.

                 (xi) the Guarantee Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith, without negligence, and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Guarantee Agreement.

         (b) No provision of this Guarantee Agreement shall be deemed to impose any duty or obligation on the Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Guarantee Trustee shall be construed to be a duty.

         SECTION 3.3 Not Responsible for Recitals or Issuance of Guarantee Agreement. The recitals contained in this Guarantee Agreement shall be taken as the statements of the Guarantor, and the Guarantee Trustee does not assume any responsibility for their correctness. The

Guarantee Trustee makes no representation as to the validity or sufficiency of this Guarantee Agreement.

                                   ARTICLE 4
                               GUARANTEE TRUSTEE

         SECTION 4.1  Guarantee Trustee; Eligibility.

         (a)     There shall at all times be a Guarantee Trustee which shall:

                 (i)      not be an Affiliate of the Guarantor; and

                 (ii) be a corporation or other Person organized and doing business under the laws of the United States of America or any state or territory thereof or of the District of Columbia, or a corporation of other Person permitted by the Securities and Exchange Commission to act as an indenture trustee under the Trust Indenture Act, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least 50 million U.S. dollars ($50,000,000), and subject to supervision or examination by Federal, State, Territorial or District of Columbia authority; it being understood that if such corporation or other Person publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority referred to above, then, for the purposes of this Section 4.1(a)(ii), the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

         (b) If at any time the Guarantee Trustee shall cease to be eligible to so act under Section 4.1(a), the Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.2(c).

         (c) If the Guarantee Trustee has or shall acquire any "conflicting interest" within the meaning of Section 310(b) of the Trust Indenture Act, the Guarantee Trustee and the Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.

         SECTION 4.2 Appointment, Removal and Resignation of the Guarantee Trustee.

         (a) Subject to Section 4.2(b), the Guarantee Trustee may be appointed or removed without cause at any time by the Guarantor.

         (b) The Guarantee Trustee shall not be removed until a Successor Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Guarantee Trustee and delivered to the Guarantor.

         (c) The Guarantee Trustee appointed hereunder shall hold office until a Successor Guarantee Trustee shall have been appointed or until its removal or resignation. The Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument in writing executed by the Guarantee Trustee and delivered to the Guarantor, which resignation shall not take effect until a Successor Guarantee Trustee has been appointed and has accepted such appointment by an instrument in writing executed by such Successor Guarantee Trustee and delivered to the Guarantor and the resigning Guarantee Trustee.

         (d) If no Successor Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.2 within 60 days after delivery to the Guarantor of an instrument of resignation, the resigning Guarantee Trustee may petition, at the expense of the Guarantor, any court of competent jurisdiction for appointment of a Successor Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Guarantee Trustee.

         (e) No Guarantee Trustee shall be liable for the acts or omissions of any Successor Guarantor Trustee.

         (f) Upon termination of this Guarantee Agreement or the removal or resignation of the Guarantee Trustee, the Guarantor shall pay all amounts due and owing to such Guarantee Trustee.

                                   ARTICLE 5
                                   GUARANTEE

         SECTION 5.1 Guarantee. The Guarantor irrevocably and unconditionally agrees to pay in full, on a subordinated basis as set forth in Section 6.1, to the extent set forth herein, the Guarantee Payments, to the Holders (without duplication of amounts theretofore paid by or on behalf of the Trust), as and when due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert, other than the defense of payment. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Trust to pay such amounts to the Holders.

         SECTION 5.2 Waiver of Notice and Demand. The Guarantor hereby waives notice of acceptance of the Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Guarantee Trustee, Trust or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

         SECTION 5.3 Obligations Not Affected. The obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

         (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Trust of any express or implied agreement, covenant, term or condition relating to the Preferred Securities to be performed or observed by the Trust;

         (b) the extension of time for the payment by the Trust of all or any portion of the Distributions (other than an extension of time for payment of Distributions that results from the extension of any interest payment period on the Debentures as so provided in the Indenture), Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Securities;

         (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Preferred Securities, or any action on the part of the Trust granting indulgence or extension of any kind;

         (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust;

         (e) any invalidity of, or defect or deficiency in, the Preferred Securities;

         (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

         (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 5.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

         There shall be no obligation of the Holders or the Guarantee Trustee to give notice to, or obtain the consent of, the Guarantor with respect to the happening of any of the foregoing.

         SECTION 5.4 Rights of Holders. The Guarantor expressly acknowledges that: (i) an executed copy of this Guarantee Agreement will be deposited with the Guarantee Trustee to be held for the benefit of the Holders; (ii) the Guarantee Trustee has the right to enforce this Guarantee Agreement on behalf of the Holders; (iii) the Holders of a Majority in Liquidation Preference of the Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of this Guarantee Agreement or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; and
(iv) if the Guarantee Trustee fails to enforce the Guarantee, any Holder may institute a legal proceeding directly against the Guarantor to enforce its rights under this Guarantee Agreement, without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other Person.

         SECTION 5.5 Guarantee of Payment. This Guarantee Agreement creates a guarantee of payment and not of collection. This Guarantee Agreement will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by the Trust) or upon distribution of Debentures to Holders as provided in the Declaration of Trust.

         SECTION 5.6 Subrogation. The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Trust with respect to the Preferred Securities and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 5.3 hereof.

                                   ARTICLE 6
                          COVENANTS AND SUBORDINATION

         SECTION 6.1  Subordination.

         (a) If an Event of Default (as defined in the Indenture) has occurred and is continuing, the rights of holders of Common Securities to receive payments on liquidation, redemption and otherwise are subordinate to the rights of Preferred Securities to receive Guarantee Payments under this Guarantee.

         (b) In the event and during the continuation of any default by the Guarantor in the payment of principal, premium, interest or any other payment due on any Senior Debt (as defined in the Indenture) continuing beyond the period of grace, if any, specified in the instrument evidencing such Senior Debt, unless and until such default shall have been cured or waived or shall have ceased to exist, and in the event that the maturity of any Senior Debt has been accelerated because of a default, then no Guarantee Payments shall be made hereunder by the Guarantor.

         (c) In the event of any default (other than a default described in the immediately preceding paragraph) by the Guarantor under the terms of any instrument evidencing any Senior Debt, continuing beyond the period of grace, if any, specified in such instrument, notice of which default shall have been given by any holder of such Senior Debt to the Indenture Trustee (as defined in the Indenture), unless and until the earlier of (i) such default shall have been cured or waived or shall have ceased to exist, or (ii) the continuation of such default for a period of one hundred eighty days after notice of the occurrence of such default shall have been given to such Indenture Trustee, no Guarantee Payments shall be made hereunder by the Guarantor.

         (d) Upon any payment by the Guarantor or distribution of assets of the Guarantor of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding up or liquidation or reorganization of the Guarantor, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Debt must be paid in full before any Guarantee Payment is made, and upon such dissolution or winding up or liquidation or reorganization, any payment by the Guarantor, or distribution of assets of the Guarantor of any kind or character, whether in cash, property or securities, to which the Holders or, except for payments under Article 9 hereof, the Guarantee Trustee would be entitled, except for the provisions of this

Section 6.1, shall be paid by the Guarantor or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Holders or by the Guarantee Trustee under this Guarantee if received by them or it, directly to the holders of Senior Debt (pro rata to such holders on the basis of the respective amounts of Senior Debt held by such holders, as calculated by the Guarantor) or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Senior Debt may have been issued, as their respective interests may appear, to the extent necessary to pay such Senior Debt in full, in money or money's worth, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Debt, before any such payment or distribution is made to the Holders or to the Guarantee Trustee.

         (e) In the event that, notwithstanding the foregoing, any payment shall be received by the Guarantee Trustee when such payment is prohibited by the preceding paragraphs (a) through (d) of this Section 6.1, and if such fact, at or prior to the time of such payment, shall have been made known to the Guarantee Trustee by written notice, such payment shall be forthwith paid over and delivered to, the holders of Senior Debt or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Debt may have been issued, as their respective interests may appear, but only to the extent that the holders of the Senior Debt (or their representative or representatives or a trustee) notify the Guarantee Trustee in writing within 90 days of such payment of the amounts then due and owing on the Senior Debt and only the amounts specified in such notice to the Guarantee Trustee shall be paid to the holders of Senior Debt.

         (f) For purposes of this Section 6.1, the words, "cash, property or securities" shall not be deemed to include shares of stock of the Guarantor as reorganized or readjusted, or securities of the Guarantor or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this
Article 6 with respect to the Guarantee Payments to the payment of all Senior Debt which may at the time be outstanding; provided, that (i) such Senior Debt is assumed by the new corporation, if any, resulting from any such reorganization or readjustment, and (ii) the rights of the holders of such Senior Debt are not, without the consent of such holders, altered by such reorganization or readjustment. The consolidation of the Guarantor with, or the merger of the Guarantor with or into, another Person or the liquidation or dissolution of the Guarantor following the conveyance, transfer or lease of all or substantially all of its properties and assets on a consolidated basis to another Person upon the terms and conditions provided for in Article 8 of the Indenture shall not be deemed a dissolution, winding up, liquidation or reorganization for the purposes of this Section 6.1 if such other person shall, as a part of such consolidation, merger, conveyance, transfer or lease, comply with the conditions stated in Article 8 of the Indenture.

         (g) Amounts paid or payable by the Guarantor under Article 9 hereof shall not be subject to the provisions and operation of this Article 6.

         (h) This Guarantee Agreement shall rank pari passu with any guarantee now or hereafter entered into by the Guarantor in respect of any preferred or preference stock of any affiliate of the Guarantor and senior to the Common Stock.

         SECTION 6.2  Certain Covenants of the Guarantor.

         (a) Guarantor covenants and agrees that if and so long as (i) the Trust is the holder of all the Debentures, (ii) a Tax Event (as defined in the Declaration of Trust) in respect of the Trust has occurred and is continuing and (iii) the Guarantor has elected, and has not revoked such election, to pay Additional Sums (as defined in the Declaration of Trust) in respect of the Preferred Securities and Common Securities, the Guarantor will pay to the Trust such Additional Sums.

         (b) The Guarantor covenants and agrees that it will not, and will not cause any Subsidiary of the Guarantor to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Guarantor's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of the Guarantor that rank pari passu with or junior to the Debentures (other than, with respect to both (i) and (ii), (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by the Guarantor where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made,
(b) payments under the Guarantee Agreement, (c) purchases of Common Stock related to the issuance of Common Stock under any of the Guarantor's benefit plans for its directors, officers or employees, (d) as a result of a reclassification of the Guarantor's capital stock or the exchange or conversion of one series or class of Guarantor's capital stock for another series or class of the Guarantor's capital stock and (e) the purchase of fractional interests in shares of the Guarantor's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) if at such time (x) there shall have occurred and be continuing any event of which the Guarantor has actual knowledge that with the giving of notice or the lapse of time, or both, would constitute a Debenture Event of Default, (y) the Guarantor shall be in default with respect to its payment of any obligations under the Guarantee Agreement or (z) the Guarantor shall have given notice of its exercise of its right to defer the payment of amounts under the Debenture as provided in the Indenture and shall not have rescinded such notice, or such deferral period, or any extension thereof, shall be continuing; provided, that, in the case of the immediately preceding clause (z), the Guarantor will be allowed to declare and pay dividends on its Series A Preferred Stock.

         (c) The Guarantor covenants and agrees for so long as Preferred Securities are outstanding (i) not to convert Debentures except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Preferred Securities, (ii) to maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successors which are permitted pursuant to the Indenture may succeed to the Guarantor's ownership of the Common Securities, provided further that Guarantor may pledge the Common Securities to First United National Bank as Administrative Agent under the Security Agreement related to the credit facility with such agent and other lenders, (iii) not to voluntarily dissolve, wind-up, liquidate or terminate the Trust, except (a) in connection with the exchange of the Debentures to the holders of the Preferred Securities in liquidation of the Trust upon the redemption of all outstanding Preferred Securities or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Declaration of Trust, (iv) to maintain the reservation for issuance of the number of shares of Common Stock that would be required from time to time upon the conversion of all of the Debentures then outstanding, (v) to use its reasonable best efforts, consistent with the terms and provisions of the Declaration of Trust, to cause the Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes and (vi) to deliver shares of Common Stock upon an election by the holders of the Preferred Securities to convert such Preferred Securities into Common Stock.

                                   ARTICLE 7
                                  TERMINATION

         SECTION 7.1 Termination. This Guarantee Agreement shall terminate and be of no further force and effect upon (i) full payment of the Redemption Price of all Preferred Securities, (ii) the distribution of Debentures to the Holders in exchange for all of the Preferred Securities, (iii) full payment of the amounts payable in accordance with the Declaration of Trust upon dissolution of the Trust or (iv) the distribution, if any, of Common Stock to the holders of the Preferred Securities in respect of the conversion of all such holders' Preferred Securities into Common Stock. Notwithstanding the foregoing, this Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid with respect to Preferred Securities or this Guarantee Agreement.

                                   ARTICLE 8
                                 MISCELLANEOUS

         SECTION 8.1 Successors and Assigns. All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Preferred Securities then outstanding. Except in connection with a consolidation, merger or sale involving the Guarantor that is permitted under Article 8 of the Indenture and pursuant to which the assignee agrees in writing to perform the Guarantor's obligations hereunder, the Guarantor shall not assign its obligations hereunder.

         SECTION 8.2 Amendments. Except with respect to any changes that do not materially adversely affect the rights of the Holders (in which case no vote will be required), this Guarantee Agreement may not be amended without the prior approval of the Holders of not less than a Majority in Liquidation Preference of the Securities. The provisions of Article 6 of the Declaration of Trust concerning meetings of the Holders shall apply to the giving of such approval. No provisions in Article 3, Article 4 or Article 9, Section 6.1(g) or this sentence may be amended without the prior written consent of the Guarantee Trustee, which consent may be granted or withheld in the sole discretion of the Guarantee Trustee. The Guarantor shall furnish the Guarantee Trustee with an Officers' Certificate and an Opinion of Counsel to the effect that any amendment of this Agreement is authorized and permitted.

         SECTION 8.3 Notices. Any notice, request or other communication required or permitted to be given hereunder shall be in writing, duly signed by the party giving such notice, and delivered, telecopied or mailed by first class mail as follows:

         (a) if given to the Guarantor, to the address set forth below or such other address as the Guarantor may give notice of to the Holders:

                 Suiza Foods Corporation
                 3811 Turtle Creek Boulevard
                 Dallas, Texas 75219
                 Phone: (214)528-9922
                 Facsimile: (214)528-9929
                 Attention: General Counsel

         (b) if given to the Trust, in care of the Guarantee Trustee, at the Trust's (and the Guarantee Trustee's) address set forth below or such other address as the Guarantee Trustee on behalf of the Trust may give notice of to the Holders:

                 Suiza Capital Trust II
                 c/o Suiza Foods Corporation
                 3811 Turtle Creek Boulevard
                 Dallas, Texas 75219
                 Phone: (214)528-9922
                 Facsimile: (214)528-9929
                 Attention: General Counsel

                 with a copy to:

                 Wilmington Trust Company, as Guarantee Trustee
                 1100 N. Market Street
                 Wilmington, Delaware 19890
                 Phone: (302)651-8775
                 Facsimile: (302)651-1576
                 Attention: Corporate Trust Administration

         (c) if given to any Holder, at the address set forth on the books and records of the Trust.

         All notices hereunder shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid, except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.





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
         SECTION 8.4 Benefit. This Guarantee Agreement is solely for the benefit of the Holders, the Guarantee Trustee and other Indemnified Persons and is not separately transferable from the Preferred Securities.

         SECTION 8.5 Interpretation. In this Guarantee Agreement, unless the context otherwise requires:

         (a) Capitalized terms used in this Guarantee Agreement but not defined in the preamble hereto have the respective meanings assigned to them in
Section 1.1;

         (b) a term defined anywhere in this Guarantee Agreement has the same meaning throughout;

         (c) all references to "the Guarantee Agreement" or "this Guarantee Agreement" are to this Guarantee Agreement as modified, supplemented or amended from time to time;

         (d) all references in this Guarantee Agreement to Articles and Sections are to Articles and Sections of this Guarantee Agreement unless otherwise specified;

         (e) a term defined in the Trust Indenture Act has the same meaning when used in this Guarantee Agreement unless otherwise defined in this Guarantee Agreement or unless the context otherwise requires;

         (f) a reference to the singular includes the plural and vice versa; and

         (g) the masculine, feminine or neuter genders used herein shall include the masculine, feminine and neuter genders.

         SECTION 8.6 Governing Law. THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

                                   ARTICLE 9
                                INDEMNIFICATION

         SECTION 9.1  Exculpation.

         (a) No Indemnified Person shall be liable, responsible or accountable in damages or otherwise to the Guarantor or any Holder for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith in accordance with this Guarantee Agreement and in a manner that such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Guarantee Agreement or by law, except that an Indemnified Person shall be liable for any such loss, damages





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
or claim incurred by reason of such Indemnified Person's negligence or willful misconduct with respect to such acts or omissions.

         (b) An Indemnified Person shall be fully protected in relying in good faith upon the records of the Guarantor and upon such information, opinions, reports or statements presented to the Guarantor by any Person as to matters the Indemnified Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Guarantor, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which Distributions to Holders of Preferred Securities might properly be paid.

         SECTION 9.2  Compensation and Indemnification.

         The Guarantor agrees to pay to the Guarantee Trustee such compensation for its services as shall be mutually agreed upon by the Guarantor and the Guarantee Trustee (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust). The Guarantor shall reimburse the Guarantee Trustee upon request for all reasonable out-of-pocket expenses incurred by it, including the reasonable compensation and expenses of the Guarantee Trustee's agents and counsel, except any expense as may be attributable to the negligence or bad faith of the Guarantee Trustee.

         The Guarantor agrees to indemnify each Indemnified Person for, and to hold each Indemnified Person harmless against, any and all loss, liability, damage, claim or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against, or investigating, any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The provisions of this
Section 9.2 shall survive the termination of this Guarantee Agreement and shall survive the resignation or removal of the Guarantee Trustee.





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
         This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         THIS GUARANTEE AGREEMENT is executed as of the day and year first above written.

                                  SUIZA FOODS CORPORATION,
                                  as Guarantor


                                  By:      /s/ Gregg L. Engles
                                       ----------------------------------------
                                  Name:   Gregg L. Engles
                                  Title:  Chairman and Chief Executive Officer


                                  WILMINGTON TRUST COMPANY,
                                  not in its individual capacity but solely as Guarantee Trustee


                                  By:       /s/ Patricia A. Evans
                                       ----------------------------------------
                                  Name:   Patricia A. Evans
                                  Title:  Financial Services Officer





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